UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2010

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51612
(Commission File Number)

68-0542002
(IRS Employer Identification No.)

2441 High Timbers Drive, Suite 120, The Woodlands, Texas 77380
(Address of principal executive offices and Zip Code)

(281) 298-9555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On May 24, 2010, the Registrant announced that it hired Lance Nelson on February 8, 2010 as the Field Manager for the Two Medicine Cut Bank Sand Unit (TMCBSU) in Cut Bank, Montana.  Mr. Nelson brings with him over fifteen years of experience in the oil and gas industry and has worked for leading companies such as Halliburton, Pathfinder Energy Services, Total, and Exxon. Mr. Nelson has eight years of drilling and completions knowledge from his work throughout the Gulf Coast and Rocky Mountain regions including Montana. In addition, he has spent the other half of his career working on exploration and development projects in Brazil, Qatar, UK, and Australia. He holds a B.S. in Chemical Engineering from South Dakota School of Mines & Technology.

Mr. Nelson is supervising the implementation of the Registrant’s Reactivation and Infield Drilling Program supported by Schlumberger’s Data and Consulting Services (DCS). The reactivation portion of the program includes reactivating and recompleting eight wells, and reactivating a production battery in the southern part of the field which is anticipated to be completed around August 2010.

The infield drilling portion of the program commenced with the dual permitting of the Tribal Max 1-2817 and the Tribal Max 2-2818.  The Tribal Max 1-2817 is targeted to spud this summer and will initially be drilled vertically to an approximate total depth of 6,000 feet to test the prospective Exshaw Shale (Alberta Basin Bakken), Spanish/Three Forks and Lodgepole formations. This well is projected to be completed with a horizontal leg of 2,000 to 3,000 feet in the Lower Cut Bank Sand. Following the vertical test and if the Bakken shows are successful from this well, the Registrant intends to immediately execute the horizontal drill and completion of the Tribal Max 2-2818 in Bakken formation.

See News Release attached as Exhibit 99.1 for further information.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

99.1          News Release of May 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ Pierre Mulacek
Pierre Mulacek
President and Chief Executive Officer

Date:   May 25, 2010